Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Acasti Pharma Inc. on Form S-4 to be filed on or about July 13, 2021 of our reports dated March 26, 2021, on our audits of the financial statements of Grace Therapeutics, Inc. (the “Company”) as of December 31, 2020, 2019 and for each of the years then ended, and March 2, 2021 on our audit of the financial statements of Grace Therapeutics, Inc. as of December 31, 2018 and for the year ended. Our reports include an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 13, 2021